Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HEALTH FITNESS CORPORATION
     FIRST. The name of this Corporation shall be:
Health Fitness Corporation
     SECOND. Its registered office in the State of Minnesota is to be located at 380 Jackson Street, Suite 700, in the City of St. Paul, County of Ramsey and its registered agent at such address is CORPORATION SERVICE COMPANY.
     THIRD. The purpose or purposes of the Corporation shall be:
To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the State of Minnesota.
     FOURTH. The total number of shares of stock which this Corporation is authorized to issue is:
     One Thousand (1,000) shares of common stock, $0.01 par value per share.
     FIFTH. No shareholder of this Corporation shall have any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.
     SIXTH. Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.
     SEVENTH. Any action required or permitted to be taken at a meeting of the shareholders of this Corporation, may be taken by written action signed by the shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all the shareholders were present.
     EIGHTH. No director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 302A.559 of the Business Corporation

Act of the State of Minnesota or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.